Filed Pursuant to Rule 433

Registration Statement Nos. 333-270327 and 333-270327-01

For Immediate Release

Citigroup Inc. (NYSE: C)

September 27, 2023

CITI LIBOR TRANSITION UPDATE

Update Regarding Fallback Provisions for Outstanding
US Law-Governed Citi-Issued USD LIBOR CMS Instruments

NEW YORK - On June 30, 2023 (the “Cessation Date”), ICE Benchmark Administration (“IBA”) ceased publication of all ICE Swap Rate settings based on USD LIBOR. This cessation followed the announcement by the UK Financial Conduct Authority on March 5, 2021, that all USD LIBOR settings would either cease or no longer be representative after the Cessation Date. The USD LIBOR ICE Swap Rate is also referred to as a constant maturity swap (or “CMS”) rate, and in this press release is referred to as the “USD LIBOR CMS Rate”.

Citigroup Inc. and certain of its consolidated subsidiaries have issued debt securities, certificates of deposit, preferred stock, asset-backed securities and trust preferred securities that:

(i)	use the USD LIBOR CMS Rate as a benchmark (i.e., as a reference for calculating or determining one or more valuations, payments or other measurements),

(ii)	mature after the Cessation Date and

(iii)	are governed by U.S. law or the law of a U.S. state (“Legacy CMS Instruments”).

Citi is issuing this press release to provide notice that, pursuant to the fallback provisions in each Legacy CMS Instrument, each determination of the USD LIBOR CMS Rate to be made under the terms of the Legacy CMS Instruments after the Cessation Date will be made by reference to the USD SOFR Spread-Adjusted ICE Swap Rate® for the corresponding tenor as published by IBA (or any successor) for so long as such rate is published.

This press release updates information provided in a previous press release relating to the Legacy CMS Instruments dated May 11, 2023. The Legacy CMS Instruments in scope of this press release are listed on the annex to this press release.

The applicable issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for certain of the securities to which this communication relates. Before investing, any investor should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and such securities. Any investor may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any investor can request these documents from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146 or email: prospectus@citi.com.

Annex

Issuer: Citigroup Inc.
CUSIP

1730T0TZ2	17298CBZ0	17298CLW6
1730T0E21	17298CDA3	1730T0HV4
1730T0RN1	1730T3AU7	1730T0KZ1
1730T0TK5	1730T3AV5	1730T0HN2
1730T0TQ2	1730T3AW3	1730T0JN0
1730T0TT6	17298C3F3	1730T0LH0
1730T0UB3	17298C3Y2	1730T0KV0
1730T0UG2	17298C6K9	1730T0SM2
1730T0UK3	1730T0X46	1730T0R50
1730T0VD8	1730T02D0	17298CAT5
1730T0A58	1730T02B4	1730T06G9
1730T0A82	1730T02V0	1730T07D5
1730T0A90	1730T03J6	17298CAD0
1730T0C23	1730T03W7	17298CAF5
1730T0C56	1730T04U0	17298CBB3
1730T0T58	17298CAR9	17298CGL6
1730T02P3	17298CCL0	17298CGS1
1730T0E96	1730T3AX1	17298CGZ5
1730T0G78	1730T3AY9	1730T04K2
1730T0K32	1730T3AZ6	1730T04Y2
1730T0L31	17298CFQ6	1730T05M7
1730T0L64	17298CFV5	17298CG77
1730T0N62	17298CG36	17298CGD4
1730T0P86	17298CG69	17298CGE2
1730T0U49	1730T0R76	17298CGK8
1730T0W21	1730T07K9

Issuer: Citigroup Global Markets Holdings Inc.
CUSIP

17324CGG5	17327TC38	17324CZA7	17328WJS8	17328YYU2	17329U3F6
17324CHL3	17327TG34	17326YH41	17328WKS6	17328YU69	17329UHX2
17324CHH2	17327TK54	17324CR65	17328WRC4	17328YU85	17329UEA5
17324CP34	17327TH90	17326YND4	17328WT24	17328YY99	17329UCD1
17326YKV7	17327T3U8	17326YVA1	17328WUU0	17328YS70	17329ULU3
17326YQT6	17328V2A7	17326YXP6	17328WXG8	17328YRS5	17329UAG6
17324CRG3	17328VDM9	17326YCC8	17328WTH1	17328YXE9	17329UKZ3
17324CSG2	17328V5F3	17326YP91	17328WTN8	17328YRF3	17329UD32
17324CUT1	17328VG53	17326YYA8	17328WQ68	17329F6V1	17329UF30
17324CVW3	17328VVN7	17326YVR4	17328WVX3	17329FC93	17329UYM7
17324CVT0	17328VRF9	17326YL95	17328WRM2	17329F2E3	17329UXB2
17324CXL5	17328VMM9	17327TRA6	17328WNC8	17329FC36	17329UQ87
17328YSU9	17328VJB7	17326YCA2	17328WXB9	17329F6J8	17329USZ5
17329FJ62	17328VQ52	17327TC95	17328WXH6	17329F5M2	17329UR94
17329FTP9	17328VNM8	17327TJ23	17328WZF8	17329F7B4	17329QKY5
17290JAA9	17328VVD9	17327TY83	17328Y3L6	17329F4X9	17329QVX5
17324CHQ2	17328W5M6	17327TX50	17328Y3Q5	17329FFX7	17329QW71
17324CED4	17328W2U1	17327TR99	17328Y2M5	17329F2X1	17329QPS3
17324CKB1	17328W4Y1	17328WHK7	17328Y2R4	17329FFK5	17329QQS2
17324CLR5	17328WAV0	17328WJA7	17328YH72	17329FKB9	17329QXR6
17324CLA2	17328W5K0	17328WEM6	17328YDR2	17329FDA9	17329U4U2
17324CMJ2	17328W3Y2	17328WBS6	17328YC44	17329FE91	17329UD40
17324CGJ9	17328WAR9	17328WLX4	17328WAF5	17329FRU0	17329UGK1
17324CLU8	17328W7K8	17328WLT3	17329FL93	17329FPJ7	17329U4M0
17324CFE1	17328WM96	17328W7C6	17329FVK7	17329FDT8	17329UUK5
17324CXG6	17328WGN2	17328WG77	17329FEG5	17329FDV3	17329UR86
17324CYQ3	17328WJ82	17328WJZ2	17329FY81	17329FL85	17324CJ64
17328YY73	17328YNH3	17328YFV1	17329FS96	17329FMP6	17329U6P1
17328YQV9	17328YXT6	17328YCS1	17328YT38	17329FDG6	17329U6E6
17328YSW5	17328YJT2	17328YJW5	17328YDL5	17329FKT0	17329U5E7
17328YRR7	17328YPN8	17328YF58	17328YBD5	17329FXP4	17329U7K1
17328YZV9	17328YK45	17328YGL2	17328YBK9	17329FXS8	17329UFJ5
17329FCB8	17328YLG7	17328YHY3	17328Y6U3	17329FSB1	17329ULR0
17329FWM2	17329QBM1	17329QK90	17329QP95	17329U3P4	17329QSM3
17329FUC6	17329QET3	17329Q6S4	17329QNX4	17329U2C4	17329QTS9
17329FXV1	17329QG79	17329QAG5	17329QUK4	17329U3D1	17329QPC8
17329FUH5	17329QAZ3	17329QHD5	17329QSV3	17329U4V0	17329U2J9
17329FZ23	17329QAZ3	17329QD49	17329QXS4	17329UDP3	17329QYS3
17329FYS7	17329QBM1	17329QB74	17329QUC2	17329UHB0	17329Q5C0
17329FUM4	17329QET3	17329QH94	17329QE30	17329QD98	17329Q2F6
17329FVE1	17329QG79	17329QGM6	17329QB41	17329Q6P0	17329FVW1
17329QL24

Issuer: Citibank, N.A. (CBNA)
CUSIP

172986GH8	172986HR5
172986HF1	172986HA2
172986HB0	172986GV7
172986GQ8	172986HV6
172986GY1	172986HZ7
172986HT1	172986KD2
172986GZ8	172986JB8
172986HD6	172986JL6
172986HN4	172986CJ8
172986HS3	172986GW5
172986HK0	172986CK5

###

About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | LinkedIn:www.linkedin.com/company/citi | YouTube: www.youtube.com/citi | Facebook: www.facebook.com/citi

Media Contact:	Fixed Income Investor Contact:
Danielle Romero Apsilos	Peter Demoise
212 816 2264	212 559 2718
danielle.romeroapsilos@citi.com	peter.demoise@citi.com

Alternatively, please contact the Issuer at iborq@citi.com if you have any questions about anything contained in this press release.